Exhibit 99.2

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma as adjusted consolidated financial statements give effect to Merger and Offering and are based on the estimates and assumptions set forth herein and in the notes to such statements. The Merger is being treated as a reverse acquisition and a recapitalization. Redpoint Bio is the acquirer for accounting purposes.

The following unaudited pro forma as adjusted consolidating balance sheet as of December 31, 2006 gives effect to the Merger and Offering as if they had occurred on December 31, 2006.  The following unaudited pro forma as adjusted consolidating statement of operations for the year ended December 31, 2006 gives effect to the Merger and Offering as if it they occurred on January 1, 2006.

The pro forma as adjusted balance sheet and results of operations presented are not necessarily indicative of the results that actually would have occurred if the Merger and Offering had been completed on the assumed date nor are the statements necessarily indicative of results which may be obtained in the future. The financial information presented should be read in conjunction with the financial statements of Redpoint Bio included herein.

Pro Forma Consolidated Balance Sheet (unadudited)
December 31, 2006

			Pro Forma Adjusments
	Redpoint Bio	Robcor	Spinoff of Robcor LLC (Note 1)	Merger and Offering (Note 2)	Redpoint Bio Pro Forma as adjusted Consolidated
Assets
Current Assets:
Cash and cash equivalents	$974,378	$2,302	$(2,302)	$16,935,000	$17,909,378
Prepaid expenses and other current assets	72,697	—	—	—	72,697

Total current assets	1,047,075	2,302	(2,302)	16,935,000	17,982,075

Property and equipment, net	840,435	932,575	(932,575)	—	840,435
Deferred financing costs	308,456	—	—	(308,456)	—
Other assets	355,816	—	—	—	355,816

Total assets	$2,551,782	$934,877	$(934,877)	$16,626,544	$19,178,326

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Convertible notes payable	$3,462,359	$—	$—	$(3,462,359)	$—
Current portion of long-term debt	574,132	—	—	—	574,132
Accounts payable	833,739	42,480	(42,480)	—	833,739
Accrued expenses	351,650	3,000	(3,000)	—	351,650
Accrued compensation	704,964	—	—	—	704,964

Total current liabilities	5,926,844	45,480	(45,480)	(3,462,359)	2,464,485

Long-term Debt	635,344	820,252	(820,252)	—	635,344
Deposit payable	—	4,500	(4,500)	—	—

Total liabilities	6,562,188	870,232	(870,232)	(3,462,359)	3,099,829

Redeemable convertible preferred stock
Series A convertible preferred stock	16,217,778	—	—	(16,217,778)	—
Junior preferred stock	497,673	—	—	(497,673)	—

Stockholders’ equity (deficit):
Common stock	160	153,756	(153,756)	—	160
Additional paid-in capital	1,568,981	—	—	36,804,354	38,373,335
Deficit accumulated during the development stage	(22,294,998)	(89,111)	89,111	—	(22,294,998)

Total stockholders’ equity (deficit)	(20,725,857)	64,645	(64,645)	36,804,354	16,078,497

Total liabilities and stockholders’ equity (deficit)	$2,551,782	$934,877	$(934,877)	$16,626,544	$19,178,326

Pro Forma Consolidated Statement of Operations (unaudited)
Year ended December 31, 2006

			Pro Forma Adjusments
	Redpoint Bio	Robcor	Spinoff of Robcor LLC (Note 1)	Merger and Offering (Note 2)	Redpoint Bio Pro Forma as adjusted Consolidated

Research and grant revenue	$—	$98,652	$(98,652)	$—	$—

Operating expenses:
Research and development	3,630,515	—		—	3,630,515
General and administrative	2,811,217	64,192	(64,192)	—	2,811,217

Total operating expenses	6,441,732	64,192	(64,192)	—	6,441,732

Operating loss	(6,441,732)	34,460	(34,460)	—	(6,441,732)

Interest income	52,731	—	—	—	52,731
Interest expense	(928,941)	(60,709)	60,709	778,730	(150,211)

Loss before income taxes	(7,317,942)	(26,249)	26,249	778,730	(6,539,212)

Income tax benefit	465,803	—	—	—	465,803

Net loss	(6,852,139)	(26,249)	26,249	778,730	(6,073,409)

Accretion of redeemable convertible preferred stock	(1,158,553)	—	—	1,158,553	—

Net loss applicable to common shareholders	$(8,010,692)	$(26,249)	$26,249	$1,937,283	$(6,073,409)

Basic and diluted net loss per common share	$(5.03)				$(0.27)

Weighted average number of shares outstanding	1,592,056				22,496,160

General Note:

For purpose of the pro forma financial information, all references to number of shares and per share price are presented on a Redpoint Bio basis since Redpoint Bio is the acquirer for accounting purposes.

Note 1

Immediately prior to the Merger, Robcor distributed its entire membership interest in Robcor LLC to one of its shareholders in exchange for all of the shareholder’s issued and outstanding shares of Robcor common stock, which were cancelled upon the effectiveness of the Merger.  As a result, the shareholder assumed all of the pre-Merger assets and liabilities of Robcor LLC which were the sole assets and liabilities of Robcor immediately prior to the Merger. All revenues and expenses of Robcor LLC have been eliminated in the consolidating statement of operations for the year ended December 31, 2006, as such assets and liabilities were distributed in the Spinoff.

Note 2

Concurrently with the completion of the Merger, Redpoint received $20,000,000 in gross proceeds from the initial closing of a private placement to accredited investors of common stock (“Common Stock”) and warrants to purchase Common Stock (the “Offering”).  Pursuant to the Confidential Private Placement Memorandum (the “Memorandum”), Redpoint issued an aggregate of approximately 8.9 million shares of Common Stock at a price of $2.25 per share, together with warrants to purchase approximately 2.2 million shares of Common Stock at an exercise price of $3.75 per share

In connection with the Merger and the Offering, the following items occurred:

•                                          the conversion of all outstanding shares of Series A Convertible preferred stock and Junior preferred stock into 8,186,539 shares of common stock (including all accrued dividends through December 31, 2006);

•                                          the conversion of 5% secured convertible promissory notes and accrued interest into 1,877,614 shares of common stock;

•                                          the exercise of warrants to purchase 730,832 shares of common stock:

•                                          the issuance of 216,482 shares of common stock to Dr. Margolskee and an affiliate of Dr. Margolskee in connection with certain anti-dilution protection pertaining to conversion of certain outstanding securities held by such stockholders.

•                                          the issuance of 500,000 shares of common stock in connection with the Merger to Robcor Shareholders Co; and

•                                          the issuance of 500,000 shares of common stock to Dr. Margolskee and an affiliate of Dr. Margolskee in connection with certain anti-dilution protection as a result of this Offering.

The consolidated statement of operations reflects the elimination of (1) interest expense on Redpoint Bio's convertible notes payable and (2) the accretion of redeemable convertible preferred stock as such instruments are assumed to be converted into common shares as of the beginning of the fiscal year. In addition, the statement of operations includes no interest income that would be derived from investment of net proceeds in the Offering. Upon closing of the Offering, Redpoint Bio will record 1) a contingent beneficial interest charge of approximately $1.2 million in connect with the conversion of the convertible notes payable (see Note 6 to Redpoint Bio's historical financial statements) and 2) a charge of approximately $1.6 million for the shares issued to Dr. Margolskee pursuant to certain anti-dilution protection. These one-time charges have been excluded from the consolidated statement of operations for the year ended December 31, 2006.